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                                            Exhibit 23.2

                      INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Storage Trust Realty:

We consent to the incorporation by reference in the registration statement on Form S-3 filed on November 15, 1996, of Storage Trust Realty of our report dated May 31, 1996, with respect to the Historical Summary of Combined
Gross Revenue and Direct Operating Expenses of the Balcor/Colonial Facilities for the year ended December 31, 1995, which report appears in the Form 8-K of Storage Trust Realty dated May 24, 1996 as filed on June 7, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.

                                         /s/ KPMG Peat Marwick LLP


                                             KPMG Peat Marwick LLP

Fort Worth, Texas
November 15, 1996